Exhibit 99.1

Avid Completes Acquisition of Orad Hi-Tec Systems

Addition of leading 3D real-time graphics, live production, and workflow management solutions to the Avid MediaCentral Platform gives media organizations even greater choice, flexibility, and operational efficiency

Burlington, MA, June 23, 2015 - Avid® (Nasdaq: AVID) today announced it has achieved another significant advance in the company’s Avid Everywhere™ vision by completing its acquisition of Orad Hi-Tec Systems, a leading provider of state-of-the-art 3D real-time graphics, video servers, and related workflow management solutions. The Orad product lines are highly complementary to the Avid MediaCentral Platform, and allow Avid to further deliver on its commitment to give media organizations and creative professionals more comprehensive workflows with greater choice, flexibility, and operational efficiency.

More than 600 customers worldwide currently rely on Orad’s cutting-edge technology to produce graphics, live events, and sports broadcasts. Avid plans to expand its portfolio and distribution network with Orad’s comprehensive line of news, channel branding, sports production and enhancement, elections and special events, virtual studios, video walls, and virtual advertisement products. With this expanded capability, media organizations on the Avid MediaCentral Platform should be able to reduce the burden of piecing together disparate fragmented workflows in their production environments, resulting in less complexity, fewer interoperability challenges, and greater efficiency and productivity.

“Orad has built an incredibly talented team of visionaries and product experts as well as a culture of customer success, and we are thrilled to have them as part of the Avid family,” said Louis Hernandez, Jr., Chairman, President, and CEO of Avid. “Many of Avid’s and Orad’s solutions are already well integrated and widely used together by the world’s top media organizations, and we are working aggressively to bring all of Orad’s product lines into the Avid MediaCentral platform quickly. We look forward to keeping the community updated on our progress in the coming weeks and months.”

The combination of Avid and Orad is expected to deliver a number of significant benefits for customers of both companies, including:

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Enhanced integration -Key Orad solutions are already integrated with products on the Avid MediaCentral Platform including graphics integrations with Avid iNEWS newsroom management and Media Composer, as well as video server support for ingest and playout with DNxHD. In the near future, customers should experience enhanced integration between more Avid and Orad solutions.

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More comprehensive workflows - Tightly integrating Orad’s products into the Avid MediaCentral Platform is intended to provide media organizations with a more comprehensive, efficient set of on-air graphics and live production capabilities.

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Improved efficiency - With less complexity and fewer interoperability challenges, media organizations can be more productive and operate more efficiently when more of their critical workflow solutions are integrated onto a single platform.

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Complete choice with an open ecosystem - While the MediaCentral Platform will now include its own line of on-air graphics and live production solutions via Orad, customers will continue to enjoy complete choice over which solutions they want to use in their environments.

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More options for workflow management - Orad’s workflow management solutions are highly complementary to Avid’s asset and workflow management (MAM) solutions, and Avid is working to align the two product lines to provide a more comprehensive workflow management solution for customers of both product sets.

Transaction Overview
Under the terms of the deal, Avid paid €5.67 in cash for each share of Orad common stock, which at today’s exchange rate equals approximately $65 million USD, net of estimated cash acquired. The company funded the transaction with the proceeds received from the recently announced sale of its convertible senior notes. Avid expects the transaction to be accretive on an adjusted EBITDA and cash flow basis. In addition, the company expects to provide updated annual guidance in connection with the second quarter business update call, which would include the impact of the transaction.

About Avid
Through Avid Everywhere™, Avid delivers the industry's most open, innovative and comprehensive media platform connecting content creation with collaboration, asset protection, distribution and consumption for the most listened to, most watched and most loved media in the world-from the most prestigious and award-winning feature films, music recordings, and television shows, to live concerts and news broadcasts. Industry leading solutions include Pro Tools®, Media Composer®, ISIS®, Interplay®, and Sibelius®. For more information about Avid solutions and services, visit www.Avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

Forward Looking Statement
The information provided in this press release includes forward-looking statements that involve risks and uncertainties. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to: the anticipated benefits of the transaction, including estimated synergies; the effects of the transaction, including effects on future financial and operating results; and other statements that are not historical facts. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: risks related to disruption of management time from ongoing business operations due to the transaction and the integration of Orad into Avid; the risk that Avid may fail to realize the benefits expected from the transaction; the risk that the integration of Orad into Avid may not progress as anticipated; the risk that the announcement of the completion of the transaction could have adverse effects on the market price of Avid’s common stock; and the risk that the transaction and its announcement could have an adverse effect on the ability of Avid and Orad to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers; and on their operating results and businesses generally.   The risks included above are not exhaustive. Other factors that could adversely affect Avid’s business and prospects are described in the filings made by Avid with the SEC. Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

© 2015 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid Everywhere, iNEWS, Interplay, ISIS, Media Composer, Pro Tools, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

PR Contact:
Avid
Amy Paladino
amy.paladino@avid.com
+1 617-733-5121

Investor Contact:
Avid
Tom Fitzsimmons
+1 978-640-3346
tom.fitzsimmons@avid.com